NEWS RELEASE	Exhibit 99.1

Media Contact:	WORLDWIDE LEADER IN BEARINGS AND STEEL
Denise L. Bowler
Manager – Associate & Financial Communications
(330) 471-3485
www.timken.com/media

Invsestor Contact:
Kevin R. Beck
Manager – Investor Relations
(330)471-7181

Timken Third Quarter Sales Up 17% From Prior Year

     Canton, OH – October 25, 2004 – The Timken Company today announced sales of $1.1 billion for the third quarter of 2004, up 17 percent compared with the prior year. Earnings in the third quarter were $0.19 per diluted share, compared with a loss of $0.01 a year ago. Excluding special items, adjusted earnings per diluted share were $0.27, compared to $0.04 last year. This was consistent with prior company estimates of $0.25 to $0.30 per diluted share, excluding special items. These special items, which related primarily to the Torrington integration, included $11 million of pretax expense in the third quarter of 2004, compared to $8 million of pretax expense a year ago.

     “The continuing strength of this economic upturn was evident in the third quarter,” said James W. Griffith, president and chief executive officer. “We are benefiting from operational improvements made over the past year and synergies of the Torrington acquisition. We have been challenged by the speed of the upturn in market demand and unprecedented high raw material costs, but are actively addressing these issues to improve customer service and leverage the increased volume.”

     For the first nine months, sales were $3.3 billion, an increase of 20 percent from the prior year. Timken completed its $840 million

	Denise L. Bowler	Kevin R. Beck
	Mail Code: GNW-37	Mail Code: GNE-26
	1835 Dueber Avenue, S.W.	1835 Dueber Avenue, S.W.
	P.O. Box 6932	P.O. Box 6928
	Canton, OH 44706-0932 U.S.A.	Canton, OH 44706-0928 U.S.A.
	Telephone: (330) 471-3485	Telephone: (330) 471-7181
	Facsimile: (330) 471-4118	Facsimile: (330) 471-2797
THE TIMKEN COMPANY	e-mail: denise.bowler@timken.com	e-mail: kevin.beck@timken.com

acquisition of The Torrington Company on February 18, 2003. Adjusted on a pro forma basis including Torrington for the full nine months of 2003, sales were up 14 percent. Earnings per diluted share for the first nine months were $0.79 in 2004, compared with $0.17 in 2003.

     Excluding special items, earnings per diluted share in the first nine months of 2004 were $0.91, versus $0.40 in 2003. Special items in 2004 included $25.8 million of pretax expense, primarily related to the Torrington integration. This was partially offset by $7.7 million of pretax income received under the Continued Dumping and Subsidy Offset Act.

     For the first nine months of 2004, the company achieved pretax integration savings of $56 million through purchasing synergies, workforce consolidation and other integration actions. Based on the annualized savings of $75 million, the company remains on track to achieve its $80 million target in 2005.

     Total debt at September 30, 2004 was $914 million. After deducting cash and cash equivalents, net debt was $861 million, or 42.9 percent of capital. Net debt was higher than the June 30, 2004 level of $784 million due to cash contributions to pension plans and working capital requirements. The company expects the ratio of net debt to capital at year-end to be lower than last year’s level of 39.3 percent.

Automotive Group Results

     For the third quarter, Automotive Group sales were $371 million, up 7 percent from $347 million in the third quarter of last year. Sales in light vehicle applications were up from last year due to new product launches, despite a 7 percent reduction in North American light vehicle production and a flat European market. Medium and heavy truck demand continued to be strong, driven by a 25 percent increase in North American vehicle production.

THE TIMKEN COMPANY

     The Automotive Group had a third-quarter loss before interest and taxes of $7.1 million, compared with a loss of $8.5 million the prior year. Despite higher sales and continued productivity improvements, results were negatively affected by rising raw material costs. The group recovered a portion of raw material cost increases through surcharges and pricing programs and is aggressively pursuing further recovery.

     For the first nine months of 2004, Automotive Group sales were up 17 percent from the first nine months of last year. Including pro forma results for Torrington, sales were up 7 percent. EBIT for the first nine months was $17.8 million – or 1.5 percent of sales – compared with 0.7 percent a year ago.

Industrial Group Results

     For the third quarter, Industrial Group sales were $414 million, up 7 percent from $387 million last year. The Industrial Group recorded strong sales increases across most market sectors, with the strongest growth in construction, agriculture and rail.

     EBIT was $45.2 million, compared to $35.1 million last year, while the EBIT margin improved to 10.9 percent from 9.1 percent a year ago. Increased volumes, lower operating costs and improved pricing all contributed to the EBIT increase. The group continues to focus on adding capacity and improving sales mix to meet strong demand for industrial products.

     For the first nine months of 2004, Industrial Group sales were up 17 percent from a year ago. Including pro forma results for Torrington, sales were up 10 percent. EBIT for the first nine months of 2004 was $130.3 million – or 10.3 percent of – sales compared to 7.7 percent in the first nine months of 2003.

THE TIMKEN COMPANY

Steel Group Results

     For the third quarter, Steel Group sales were a record $355 million, up 50 percent from $237 million last year. Approximately $50 million of the sales increase resulted from increased demand, with the balance due to price increases and surcharges to recover continuing high costs for scrap, alloys and energy. The strongest market sectors for the group were aerospace, oil production and industrial.

     EBIT was $16.8 million, compared to a loss of $5.6 million last year, while EBIT margin improved to 4.7 percent from a negative 2.4 percent a year ago. Productivity and volume increases contributed positively to results. Continued price increases are expected to improve earnings in 2005.

     For the first nine months, Steel Group sales were up 29 percent over the first nine months of last year. EBIT for the first nine months was $22.5 million – or 2.3 percent of sales – compared to a negative 0.2 percent of sales last year.

Third Quarter and Nine Month Net Sales As Reported and Pro Forma

     The following table summarizes the company’s sales for the third quarter and year to date on a reported and pro forma basis for Torrington.

(Dollars in Millions)	Third	Third	%	Nine	Pro forma	%
	Quarter	Quarter	Change	Months	Nine Months	Change
	2004	2003		2004	2003 (1)
Automotive Group	$371	$347	7%	$1,191	$1,109	7%
Industrial Group	414	387	7%	1,262	1,145	10%
Steel Group	355	237	50%	995	769	29%
Less: Intersegment sales	(43)	(33)		(122)	(105)
Consolidated	$1,097	$938	17%	$3,326	$2,918	14%

(1)	Pro forma net sales for the nine months 2003 include Torrington net sales for all of 2003, including sales prior to the acquisition of Torrington on February 18, 2003. The net sales by business group for the period prior to the acquisition are $88 million for the Automotive Group and $63 million for the Industrial Group. Timken net sales to Torrington prior to the acquisition have been excluded. Management believes this comparison is helpful for investors to evaluate nine months 2004 net sales compared to nine months 2003 net sales, as if Timken had acquired Torrington on January 1, 2003.

THE TIMKEN COMPANY

Outlook

     The company expects demand to remain strong in all of its business groups and to continue benefiting from operating improvements. The company’s earnings estimate for the full year, excluding special items, is $1.20 to $1.25 per diluted share, compared to the previous estimate of $1.15 to $1.25.

Conference Call Information

     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Monday, October 25, 2004
11 a.m. Eastern Time
All Callers:	Live Dial-In (706) 634-0975
(Call in 10 minutes prior to be included.)
Replay Dial-In Through October 31, 2004: (706) 645-9291
Replay Passcode: 1031989
Live Webcast:	www.timken.com

     The Timken Company (NYSE: TKR) (www.timken.com) is a leading global manufacturer of highly engineered bearings and alloy steels and a provider of related products and services with operations in 27 countries. A Fortune 500 company, Timken recorded 2003 sales of $3.8 billion and employed approximately 26,000 at year-end.

     Certain statements in this news release (including statements regarding the Company’s forecasts, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements contained in the paragraph under the heading “Outlook” are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount,

THE TIMKEN COMPANY

if any, of actual benefits realized through the integration of Torrington with Timken’s operations and the timing and amount of the resources required to achieve those results; the Company’s ability to mitigate the impact of higher material costs through surcharges and/or price increases and the possible loss of business that could result; and the impact on operations of general economic conditions, higher raw material and energy costs, the cyclicality of the Company’s business, fluctuations in customer demand and the Company’s ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Prospectus Supplements dated February 11, 2003 and October 15, 2003 relating to the offerings of the Company’s common stock, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, in the Company’s 2003 Annual Report, page 58, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Company undertakes no obligation to update or revise any forward-looking statement.

THE TIMKEN COMPANY

CONSOLIDATED STATEMENT OF INCOME		AS REPORTED				ADJUSTED (1)

(Thousands of U.S. dollars, except share data)	3Q 04	3Q 03	Nine Months 04	Nine Months 03	3Q 04	3Q 03	Nine Months 04	Nine Months 03

Net sales	$1,096,724	$938,012	$3,325,796	$2,766,272	$1,096,724	$938,012	$3,325,796	$2,766,272
Cost of products sold (2)	911,681	790,161	2,730,267	2,312,291	911,681	790,161	2,730,267	2,312,291
Integration/Reorganization expenses — cost of products sold	998	241	3,374	10,540	—	—	—	—

Gross Profit	$184,045	$147,610	$592,155	$443,441	$185,043	$147,851	$595,529	$453,981
Selling, administrative & general expenses (SG&A) (2)	128,507	123,601	408,355	358,033	128,507	123,601	408,355	358,033
Integration/Reorganization expenses — SG&A	6,499	4,853	16,745	18,385	—	—	—	—
Impairment and restructuring	2,939	1,883	3,998	2,736	—	—	—	—

Operating Income	$46,100	$17,273	$163,057	$64,287	$56,536	$24,250	$187,174	$95,948
Other expense	(4,892)	(6,485)	(19,000)	(8,380)	(4,892)	(6,485)	(19,000)	(8,380)
Special items — other (expense) income	(719)	(974)	6,076	2,197	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (3)	$40,489	$9,814	$150,133	$58,104	$51,644	$17,765	$168,174	$87,568
Interest expense, net	(12,323)	(11,939)	(35,175)	(34,796)	(12,323)	(11,939)	(35,175)	(34,796)

Income (Loss) Before Income Taxes	$28,166	($2,125)	$114,958	$23,308	$39,321	$5,826	$132,999	$52,772
Provision for income taxes	10,703	(850)	43,684	9,323	14,942	2,214	50,540	20,053

Net Income (Loss)	$17,463	($1,275)	$71,274	$13,985	$24,379	$3,612	$82,459	$32,719

Earnings Per Share	$0.19	($0.01)	$0.79	$0.17	$0.27	$0.04	$0.92	$0.40

Earnings Per Share-assuming dilution	$0.19	($0.01)	$0.79	$0.17	$0.27	$0.04	$0.91	$0.40

Average Shares Outstanding	90,166,612	85,568,394	89,706,620	81,109,433	90,166,612	85,568,394	89,706,620	81,109,433
Average Shares Outstanding-assuming dilution	91,058,739	85,568,394	90,579,359	81,285,394	91,058,739	85,568,394	90,579,359	81,285,394

(1) “Adjusted” statements exclude the impact of impairment and restructuring, integration/reorganization and special charges and credits for all periods shown.

(2) The nine months of 2003 results include a reclassification of $7,496 from cost of products sold to selling, administrative and general expenses for Torrington engineering and research and development expenses to be consistent with Timken’s cost classification methodology.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars)	Sep 30, 2004	Jun 30, 2004	Dec 31, 2003

Short-term debt	$261,547	$237,933	$121,194
Long-term debt	652,800	613,628	613,446

Total Debt	914,347	851,561	734,640
Less: cash and cash equivalents	(52,871)	(67,469)	(28,626)

Net Debt	$861,476	$784,092	$706,014

Net debt	$861,476		$706,014
Shareholders’ equity	1,145,526		1,089,627

Net debt + shareholders’ equity (Capital)	$2,007,002		$1,795,641

Ratio of Net Debt to Capital	42.9%		39.3%

This reconciliation is provided as additional relevant information about Timken’s financial position. Management believes Net Debt is more representative of Timken’s financial position, due to a temporary increase in cash and cash equivalents.

Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.

This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance, and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and integration/reorganization costs, one-time gains/losses on sales of assets, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and payments.

					Nine Months

	3Q 04		3Q 03		04		03

(Thousands of U.S. dollars, except share data)	$	EPS	$	EPS	$	EPS	$	EPS

Net income	$17,463	$0.19	($1,275)	($0.01)	$71,274	$0.79	$13,985	$0.17

Pre-tax special items:
Integration expense — cost of products sold	998	0.01	241	0.00	3,374	0.04	10,540	0.13
Integration expenses — SG&A	6,499	0.07	4,853	0.06	16,745	0.18	18,385	0.23
Impairment and restructuring	2,939	0.03	1,883	0.02	3,998	0.04	2,736	0.03
Special items — other (income) expense:								—
CDSOA repayment	—	—	—	—	—	—	2,808	0.03
CDSOA receipts, net of expenses	—	—	—	—	(7,743)	(0.09)	—	—
Adoption of FIN 46 for investment in PEL	—	—	—	—	948 (4)	0.01	—	—
Loss (Gain) on sale of assets	—	—	—	—	—	—	(3,107)	(0.04)
Acquisition-related unrealized currency exchange gains	—	—	—	—	—	—	(1,930)	(0.02)
Prior restructuring accrual reversal	—	—	974	0.01	—	—	32	0.00
Other	719	0.01	—	—	719	0.01	—	—
Tax effect of special items	(4,239)	(0.04)	(3,064)	(0.04)	(6,856)	(0.07)	(10,730)	(0.13)

Adjusted net income	$24,379	$0.27	$3,612	$0.04	$82,459	$0.91	$32,719	$0.40

(4) In the first quarter of 2004, Timken adopted Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Timken concluded that its investment in a joint venture, PEL, was subject to the provisions of FIN 46 and that Timken was the primary beneficiary of PEL. Accordingly, Timken consolidated PEL, effective March 31, 2004, which resulted in a charge to earnings related to the cumulative effect of change in accounting principle.

BUSINESS SEGMENTS
(Thousands of U.S. dollars)	3Q 04	3Q 03	Nine Months 04	Nine Months 03

Automotive Group
Net sales to external customers	$370,876	$346,804	$1,190,641	$1,021,458
Impairment and restructuring	—	—	—	—
Integration/Reorganization expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT)*(3)	($7,148)	($8,459)	$17,782	$7,398
Adjusted EBIT Margin(3)	-1.9%	-2.4%	1.5%	0.7%

Industrial Group
Net sales to external customers	$413,589	$386,407	$1,261,274	$1,080,951
Intersegment sales	416	136	983	481

Total net sales	$414,005	$386,543	$1,262,257	$1,081,432
Impairment and restructuring	—	—	—	—
Integration/Reorganization expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT)*(3)	$45,200	$35,100	$130,277	$83,489
Adjusted EBIT Margin(3)	10.9%	9.1%	10.3%	7.7%

Steel Group
Net sales to external customers	$312,259	$204,801	$873,881	$663,863
Intersegment sales	43,044	31,815	121,147	105,371

Total net sales	$355,303	$236,616	$995,028	$769,234
Impairment and restructuring	—	—	—	—
Integration/Special expenses	—	—	—	—
Adjusted earnings before interest and taxes (EBIT)*(3)	$16,760	($5,609)	$22,510	($1,826)
Adjusted EBIT Margin(3)	4.7%	-2.4%	2.3%	-0.2%

*Automotive Group, Industrial Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(3) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments, and EBIT disclosures are responsive to investors.

Calculation of Timken Company Nine Months 2003 Pro forma Net Sales
(Thousands of U.S. Dollars)

	Nine Months 04	Nine Months 03
	Timken	Timken	Impact of	Timken
	Company, As	Company, As	Torrington	Company,
	Reported	Reported	Acquisition(5)	Pro forma

Automotive Group
Net sales to external customers	$1,190,641	$1,021,458	$87,721	$1,109,179

Industrial Group
Net sales to external customers	$1,261,274	$1,080,951	$63,522	$1,144,473
Intersegment sales	983	481	—	481

Total net sales	$1,262,257	$1,081,432	$63,522	$1,144,954

Steel Group
Net sales to external customers	$873,881	$663,863	—	$663,863
Intersegment sales	121,147	105,371	—	105,371

Total net sales	$995,028	$769,234	—	$769,234

Consolidated
Net sales to external customers	$3,325,796	$2,766,272	$151,243	$2,917,515

(5) Impact of Torrington Acquisition represents Torrington sales for 2003 prior to the acquisition. Timken sales to Torrington prior to the acquisition have been excluded. This is consistent with the methodology used to calculate pro forma financial results in 2003. Allocation of net sales within the business groups was calculated using the ratio of first quarter 2003 net sales subsequent to the acquisition. Management believes this comparison is helpful for investors to evaluate nine months 2004 sales compared to nine months 2003 sales, as if Timken had acquired Torrington on January 1, 2003.

Reconciliation of Outlook Information –
Expected earnings per diluted share for the full year exclude special items. Examples of such special items include impairment and restructuring, integration/reorganization expenses and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2004 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONSOLIDATED BALANCE SHEET	Sep 30	Dec 31
(Thousands of U.S. dollars)	2004	2003

ASSETS
Cash & cash equivalents	$52,871	$28,626
Accounts receivable	710,218	602,262
Deferred income taxes	48,421	50,271
Inventories	798,316	695,946

Total Current Assets	$1,609,826	$1,377,105
Property, plant & equipment	1,560,567	1,608,594
Goodwill	207,195	173,099
Other assets	542,105	530,991

Total Assets	$3,919,693	$3,689,789

LIABILITIES
Accounts payable & other liabilities	$523,816	$425,157
Short-term debt	261,547	121,194
Accrued expenses	394,730	508,205

Total Current Liabilities	$1,180,093	$1,054,556
Long-term debt	652,800	613,446
Accrued pension cost	420,376	424,414
Accrued postretirement benefits cost	490,486	476,966
Other non-current liabilities	30,412	30,780

Total Liabilities	$2,774,167	$2,600,162

SHAREHOLDERS’ EQUITY	1,145,526	1,089,627

Total Liabilities and Shareholders’ Equity	$3,919,693	$3,689,789

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the nine months ended
	Sep 30	Sep 30	Sep 30	Sep 30
(Thousands of U.S. dollars)	2004	2003	2004	2003

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$17,463	($1,275)	$71,274	$13,985
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	51,579	57,060	156,916	146,012
Other	398	69	6,153	4,287
Changes in operating assets and liabilities:
Accounts receivable	(17,659)	(18,360)	(121,331)	(57,524)
Inventories	(71,857)	5,713	(91,705)	(13,036)
Other assets	14,298	(1,905)	15,269	(6,068)
Accounts payable and accrued expenses	(15,317)	(77,797)	(50,048)	(76,383)
Foreign currency translation (gain) loss	(1,567)	(2,070)	1,742	(11,793)

Net Cash Used by Operating Activities	($22,662)	($38,565)	($11,730)	($520)

INVESTING ACTIVITIES
Capital expenditures	($39,533)	($29,095)	($95,229)	($80,802)
Other	(386)	1,676	(297)	12,700
Proceeds from disposals of equity investments	—	146,335	—	146,335
Acquisitions	(2,409)	(4,953)	(10,233)	(723,905)

Net Cash (Used) Provided by Investing Activities	($42,328)	$113,963	($105,759)	($645,672)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($11,725)	($11,124)	($35,014)	($30,500)
Issuance of common stock for acquisition	—	—	—	180,010
Net borrowings (payments) on credit facilities	60,453	(79,278)	172,641	449,997

Net Cash Provided (Used) by Financing Activities	$48,728	($90,402)	$137,627	$599,507

Effect of exchange rate changes on cash	$1,664	$602	$4,107	$2,678

(Decrease) Increase in Cash and Cash Equivalents	(14,598)	(14,402)	24,245	(44,007)
Cash and Cash Equivalents at Beginning of Period	$67,469	$52,445	$28,626	$82,050

Cash and Cash Equivalents at End of Period	$52,871	$38,043	$52,871	$38,043